Exhibit 21.1

Name of subsidiary (jurisdiction of incorporation)

Allgon Systems AB (Sweden)

Cognition Networks LLC (Florida)

Filtronic (Suzhou) Telecommunication Products Co. Ltd. (China)

LGP Allgon Holding AB (Sweden)

LGP Telecom (Shanghai) Ltd. (China)

LGP Telecom Ltda (Brazil)

MG Instrument AB (Sweden)

Microwave Ventures, Inc. (Philippines)

Powerwave Asia, Inc. (Delaware)

Powerwave China Holdings SRL (Barbados)

Powerwave Cognition, Inc. (Delaware)

Powerwave Comtek Oy (Finland)

Powerwave Corporation Limited (Hong Kong)

Powerwave Europe, Inc. (Delaware)

Powerwave Finland Oy (Finland)

Powerwave Holdings Philippines, Inc. (Philippines)

Powerwave Hungary Kft (Hungary)

Powerwave International Holdings SRL (Barbados)

Powerwave Netherlands B.V. (Netherlands)

Powerwave Overseas Holding Limited (UK)

Powerwave Oy (Finland)

Powerwave Singapore Pte. Ltd. (Singapore)

Powerwave Sweden AB (Sweden)

Powerwave Technologies (Suzhou) Co. Ltd. (China)

Powerwave Technologies (Wuxi) Co. Ltd. (China)

Powerwave Technologies Brazil Comercio de Equipamentos de Telecomunicacao Ltda (Brazil)

Powerwave Technologies Canada, Ltd. (Canada)

Powerwave Technologies Estonia OU (Estonia)

Powerwave Technologies France SAS (France)

Powerwave Technologies Germany GmbH (Germany)

Powerwave Technologies Hong Kong Limited (Hong Kong)

Powerwave Technologies India Private Limited (India)

Powerwave Technologies Research and Development India PVT Ltd. (India)

Powerwave Technologies Singapore Pte Ltd (Singapore)

Powerwave Technologies Sweden Holdings AB (Sweden)

Powerwave Technologies UK Limited (UK)

Powerwave Technologies Sweden AB (Sweden)

Powerwave UK Limited (UK)

P-Wave Ltd (Israel)

REMEC Manufacturing Philippines, Inc. (Philippines)

REMEC Wireless Telecommunication (Shanghai) Co. Ltd. (China)

RMPI LLC (California)